Exhibit 10.26

[***] Certain information in this document has been excluded pursuant to Regulation S-K,
Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and effective as of the 22 day of January 2019 (the “Effective Date”)

BETWEEN:

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO, a corporation vested with the government, management and control of the University of Toronto by the University of Toronto Act, 1971 and having offices at Banting Institute, 100 College Street, Suite 413, Toronto, Ontario M5G 1L5, Canada

(hereinafter refer to as “UT”)

THE MCMASTER UNIVERSITY, having an office at 1280 Main Street West, Hamilton, Ontario, L8S 4L8

(hereinafter refer to as “MAC”)

(UT and MAC together hereinafter referred to as the “INSTITUTIONS”)

- and -

EMPIRICA THERAPEUTICS an Ontario corporation,
having an office at McMaster Innovation Park, Suite 305, 175
Longwood Road South, Hamilton, ON L8P 0A1

(hereinafter refer to as “EMPIRICA”)

WHEREAS the INSTITUTIONS have granted EMPIRICA an Option to License and Term Sheet dated October 24, 2018 attached to this Agreement as Schedule “A” (“Term Sheet”) to obtain an exclusive license to commercialize the Intellectual Property Rights disclosed by the INSTITUTIONS to EMPIRICA;

WHEREAS EMPIRICA exercised its option in accordance with the Term Sheet on 22 January 2019;

WHEREAS UT, under a separate agreement, has contracted the Centre for the Commercialization of Antibodies and Biologics (“CCAB”) to perform certain commercialization services on behalf of UT, including the negotiation of commercial agreements and management of intellectual property;

WHEREAS the INSTITUTIONS have assigned CCAB as the commercialization agent for the collaboration between UT and MAC under the Collaboration and Material Exchange Agreement UT2017-0514, and shall continue to act as the Representative for the INSTITUTIONS in the administration of this Agreement;

NOW THEREFORE in consideration of the premises and the mutual covenants, terms and conditions contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the meanings set forth below:

“Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. The term “control” means the ability to direct the management and policies of such Person, whether through ownership of equity, by contract or otherwise;

“Agreement” means this license agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced in writing from time to time;

“Antibody” means a composition of matter that contains complementarity determining regions, including any antibody and any and all antigen binding domains or sequences or portions, variants, fragments or derivatives thereof (e.g., chimeric, humanized, human, non-human, single chain, monovalent, divalent, bispecific, polyvalent, multi-specific, unmodified, modified, or conjugates) and includes full length-immunoglobulins’.

“Antibody Sequences” means sequence data (including nucleic acid and peptide) for any and all Antibodies resulting from the screening of Antibody panels against cell surface receptor targets and including sequence data for any Antibodies having documented lineage (with respect to an Antibody, that such Antibody has lineage derived from a predecessor Antibody as documented in lab notebooks or in regulatory filings) to such Antibodies.

“Beneficiaries” means the INSTITUTIONS and their Affiliates, as applicable, and the INSTITUTIONS’ current, former and future trustees, board members, officers, employees, appointees, faculty, professional staff, consultants, affiliated corporations and agents and their respective heirs, successors and assigns and “Beneficiary” means one of them;

“Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use best efforts under this Agreement does not require the person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such person of this Agreement;

“Calendar Year” means January 1st through to December 31st;

“Commercially Reasonable Efforts” shall mean reasonable, diligent, good-faith efforts to accomplish an objective comparable to the efforts commonly used by similarly situated Persons to accomplish a similar objective under similar circumstances for products owned by it or to which it has rights having similar sales potential, at a similar stage in development or product life, and taking into account relevant product and business considerations, including product profile, regulation, costs and competitive environment;

“Confidential Information” means the specific terms and conditions set forth in this Agreement, the Know-how, and any information, which is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, and any information related to any Licensed Product or Therapeutic Products, whether written, oral or in electronic form, provided that tangible materials are marked as confidential, and provided that information given orally is identified as confidential at the time of disclosure, and confirmed as confidential in writing within fifteen (15) days, but shall not include information that:

(a)	is or becomes generally available to the public other than as a result of any act by a receiving Party to this Agreement;

(b)	is rightfully received from a Third Party without similar restriction or without breach of this Agreement;

(c)	a receiving Party is able to demonstrate, in writing, was known to it on a non-confidential basis; or

(d)	was independently developed by a receiving Party without the use of any of the Confidential Information.

“Diagnostic Product” means any Licensed Product or derivative thereof, sold, used, manufactured or distributed by EMPIRICA, its Affiliates, any Sub-Licensees under this Agreement, as part of a diagnostic product anywhere in the Territory;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, encumbrance, restriction, option or security interest of any kind and “Encumber” means to create an Encumbrance;

“Field of Use” shall mean therapeutic and diagnostic use for all indications;

“First Commercial Sale” means the first sale of a Therapeutic Products in the Territory (as hereinafter defined), by EMPIRICA, its Affiliates, or any Sub-Licensees to any Third Party;

“Intellectual Property Rights” means all patents, patent applications, copyrights, trademarks, trade-names, and other intangible property rights, whether registered or not;

“Inventor(s)” means any individual listed as an inventor on any Patent or Licensed Inventions;

“Know-how” means any and all trade secrets, technical expertise, knowledge, and confidential information specifically relating to the Licensed Inventions. For the avoidance of doubt, this excludes Know-how that apply to other technologies not covered by this Agreement;

“Licensed Inventions” means the Patents and Antibody Sequences described in Schedule “B”, any related Intellectual Property Rights and Know-how, including but not limited to:

(a)	Antibody Sequences that are at least 70% homologous at the amino acid level to the complementarity-determining regions (CDR) of the Antibody Sequences set forth in Schedule B;

(b)	any continuations of the patent applications identified in Schedule “B”, including divisionals, continuations and continuation-in-part applications, except in any subject-matter or claim of continuation-in-part applications which is not disclosed nor enabled in patent applications thereof;

(c)	any patents or patent applications, in any jurisdiction, corresponding to Patents in Schedule “B”; except in any issued patent claims, arising from continuation-in-part applications, of which the subject-matter is not disclosed nor enabled in the patent applications disclosed in Schedule “B”.

“Licensed Products” means any Antibody or Antibody Sequences derived technology including but not limited to BiTE and Bi-Specific or engineered T-Cells including but not limited to chimeric antigen receptors (CAR-Ts) derived in whole or in part from the Licensed Inventions;

“Milestone Payments” has the meaning attributed in Subsection 3.2.1;

“Net Sales” means the total of the gross invoice price (including, without limitation, the fair market value of any non-cash consideration received directly in connection therewith) of Therapeutic Products sold by EMPIRICA, its Affiliates and Sub-Licensees, or any combination thereof, in the Territory, minus the sum of the following actual and customary industry deductions where applicable as follows:

(a)	normal trade and cash discounts;

(b)	rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, TriCare, Managed Healthcare);

(c)	any amounts recorded in gross revenue associated with goods provided to customers for free - with the exception of samples;

(d)	amounts paid or credited to customers through coupons, other discount programs and co-pay assistance programs;

(e)	credits, rebates or allowances because of damaged goods or returns with respect to Therapeutic Products;

(f)	freight, postage, shipping and insurance charges incurred in transporting the Therapeutic Products to the end customer;

(g)	taxes, duties, tariffs, or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Therapeutic Products; and

A sale will be deemed to have occurred on the day when EMPIRICA, its Affiliates or any Sub-Licensees receive payment for the sold Therapeutic Products.

“Parties” means the INSTITUTIONS and EMPIRICA collectively, and “Party” means one of them, including UT and/or MAC;

“Patents” means the patents and/or patent applications listed in Schedule “B”, as may be updated from time to time, and shall include any divisional, re-examination or renewal based on the said patents and /or patent applications, any patents which may issue on, from, or as a result of, any of the foregoing and any reissue of said patents;

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and/or a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Prime Rate” means the rate of interest expressed as a rate per annum that the Canadian Imperial Bank of Commerce establishes at its head office in Toronto as the reference rate of interest that it will charge on a specified day for demand loans and which it at present refers to as its prime rate;

“EMPIRICA Improvements” means any modifications, enhancements, upgrades or additions to the Licensed Inventions made or created solely by or for EMPIRICA;

“Phase I clinical trial” means a human clinical trial with the first testing in humans to test the safety, side effects, best dose, and formulation method for a product;

“Phase II clinical trial” means a human clinical trial or the adaptation of an existing human clinical trial in any country of a product, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy and/or pharmacodynamic activity. A Phase II Trial includes: (i) a small scale Phase II Trial or a portion of Phase II thereof in which a human clinical trial is performed, the primary purpose of which is to estimate the biologic or clinical effect of a pharmaceutical product in a target population (known as a Phase IIa Study); and (ii) a Phase II Trial or a portion of Phase II thereof in which a placebo or active drug controlled, randomized human clinical trial is performed to gain evidence of the efficacy of a pharmaceutical product in a target population, and/or to establish the optimal dosing regimen for such product and any other clinical trial that is not a Phase I Trial, Phase IIa Trial or Phase III Trial (known as a Phase IIb Trial).

“Phase III clinical trial” means a large scale, pivotal, usually multicentred human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied. A Phase III trial also includes any well controlled study intended to provide the substantial evidence of efficacy necessary to support an NDA (New Drug Application) Filing (such as a combined Phase II/Phase III Trial, or any Phase III Trial in lieu of a Phase II Trial), whether or not such study is a traditional Phase III Trial.

“Reporting Period” shall mean each three-month period ending March 31, June 30, September 30 and December 31;

“Representative(s)” means board members, officers, employees, professional advisors, consultants, and agents of a Party; and in the case of INSTITUTIONS the Representatives shall be appointed by UT and MAC;

“Royalty Payments” means Royalty Payments calculated for Therapeutic Products;

“Semi-annual Period” means the periods of time beginning on January 1 and ending on June 30 and beginning on July 1 and ending on December 31 of each year;

“Sub-Licensees” means a Third Party licensed by EMPIRICA or an Affiliate of EMPIRICA and includes but not limited to joint venture, co-development and other equivalent relationships but excludes distributor relationships;

“Term” means a period of 20 years commencing on the Effective Date or terminating on the last to expire Valid Claim within the Licensed Inventions covering such Licensed Product in such country;

“Territory” means each and every country of the world;

“Therapeutic Products” means any Licensed Products or derivatives thereof, sold, used, manufactured or distributed by EMPIRICA, its Affiliates, any Sub-Licensees under this Agreement as a therapeutic product anywhere in the Territory;

“Third Party” means, in respect of a Party, a Person who deals with such Party at arm’s length, as that term is defined in the Income Tax Act (Canada) on the date hereof; and

“Valid Claim” means, on a country by country basis, a claim in: (a) any issued and unexpired Patents which has not been permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or not appealed within the time allowed for appeal, has not been donated to the public and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) pending Patents that (i) have been filed in good faith, that (ii) have not been cancelled, withdrawn, finally rejected, expired or abandoned without the possibility of an appeal or refiling, or ten (10) years after the earliest priority filing date for any such application.

“Voting Common Shares” - means Voting Common Shares in the capital of Empirica Therapeutics

1.2	Headings

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless explicitly noted otherwise.

1.3	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.

1.4       Schedules

The following schedules are attached to and incorporated by reference into this Agreement:

Schedule “A”	Option to License and Term Sheet dated October 24, 2018
Schedule “B”	Licensed Inventions

Article 2
TECHNOLOGY LICENSE

2.1	Grant of License

(a)	Subject to the terms and conditions of this Agreement, the INSTITUTIONS hereby grant to EMPIRICA an exclusive, non- transferable, sub-licensable license to the Licensed Inventions throughout the Territory in the Field of Use to:

(i)	reproduce, manufacture, have made, use, import, offer for sale and sell any Therapeutic Products and to export any Therapeutic Products;

(ii)	engage vendors, contractors, sub-contractors or other parties to reproduce or make components of subsystems that incorporate or embody or that are derived from any parts of the Licensed Inventions to be used or sold by EMPIRICA;

(iii)	copy, translate or modify any artistic or literary works, including drawings or software relating to the Licensed Inventions;

(iv)	otherwise practice the Licensed Inventions (including making improvements as described at Section 4.4); and

(v)	grant sub-licenses of all rights set out in Paragraphs 2.1(a)(i) through 2.l(a)(v) provided that:

x)	EMPIRICA shall have the right to audit the books and records of each such Sub-Licensee in the same manner as the INSTITUTIONS as per Section 3.5(e); and

y)	any such sub-licenses shall also be subject to Section 2.2.

(b)	Notwithstanding any other provision, EMPIRICA, its Affiliates, and all Sub-Licensees shall reproduce, manufacture, have made, import, sell, and export the Therapeutic Products in accordance with recognized best practices, including but not limited to good manufacturing practices for any Therapeutic Products.

2.2	Sub-Licensing

When sub-licensing any rights under this Agreement to any Sub-Licensee, EMPIRICA shall:

(a)	promptly notify the Representatives of INSTITUTIONS of proposed terms of all sub-license agreements and the identity of the parties thereto;

(b)	not grant any royalty-free sub-licenses or any sub-licenses for consideration less than fair market value;

(c)	grant sub-licenses solely to Third Parties by written contract and Affiliates of EMPIRICA;

(d)	not grant any irrevocable sub-licenses;

(e)	ensure that all Sub-Licensees are bound by terms consistent with those in Sections 2.1(b) (Grant of License), 2.2 (Sub-Licensing), 2.3 (Reserved Rights), 2.4 (License Restrictions), 3.5 (Accounting and Records), 4.1 (Ownership), 4.6 (Infringement), 4.6 (Confidentiality), 5.3 (Indemnity), 5.4 (Insurance), 5.5 (Limitation of Liability), and Article 7 (General Provisions) herein;

(f)	ensure that Sub-Licensees do not Encumber any Licensed Inventions or apply for any intellectual property registrations in respect of the Licensed Inventions;

(g)	provide the Representatives of INSTITUTIONS with reasonable access, at the INSTITUTIONS’ cost and expense, to books and records during ordinary business hours in order that the INSTITUTIONS can assure itself that EMPIRICA’s obligations under this Section 2.2 are fulfilled; and

(h)	promptly provide the Representatives of INSTITUTIONS with a copy of each sub-license agreement following the execution of such agreements.

2.3	Reserved Rights

EMPIRICA acknowledges that the INSTITUTIONS on behalf of themselves and on behalf of the Inventors have reserved a royalty-free, non-exclusive perpetual irrevocable license to use the Licensed Inventions for non-commercial research, educational and administrative purposes.

2.4	License Restrictions

EMPIRICA acknowledges and agrees that EMPIRICA, its Affiliates and all Sub-Licensees:

(a)	shall not use the Licensed Inventions or advertise, promote, market or otherwise offer Therapeutic Products for sale in any manner which will adversely affect the reputation of the INSTITUTIONS;

(b)	shall not, at any time, use the Licensed Inventions for any purpose except as authorized by this Agreement, nor in any manner likely to negate,

impair or dilute any of the rights of the INSTITUTIONS as owners of the Licensed Inventions;

(c)	shall not, at any time, directly or indirectly, dispute or contest:

(i)	the validity or enforceability of the INSTITUTIONS’ Intellectual Property Rights in the Licensed Inventions; or

(ii)	the ownership rights of the INSTITUTIONS in and to the Licensed Inventions.

Article 3
consideration

3.1	License Fees

3.1.1	Upfront License Fee.

(a)	There shall be upon execution of this Agreement, an issuance by EMPIRICA in favour of the Representative of the INSTITUTIONS of the number of Voting Common Shares equal to 5% of the issued and outstanding shares in the capital of EMPIRICA, on an as converted and fully-diluted basis (calculating at the time of issuance and including those shares contemplated to be issued under this fee structure option) (“Equity Consideration”);

(b)	Each of the Representative of the INSTITUTIONS shall, prior to receiving the Equity Consideration, sign and deliver to EMPIRICA an adoption agreement or counterpart and acknowledgement to EMPIRICA’S Shareholders Agreement and any other agreement that the company requires a holder of Voting Common Shares to sign in form and substance satisfactory to EMPIRICA.

3.2	Milestone Payments and Royalty

3.2.1	Milestone Payment. EMPIRICA shall pay to the Representative of the INSTITUTIONS the following “Milestone Payments” for each of the Therapeutic Products to achieve a specified milestone, as applicable:

(i)	[***];

(ii)	[***]; and

(iii)	[***].

Products Royalty Payments. EMPIRICA shall pay to the Representative of the INSTITUTIONS a royalty rate of [***] of the Net Sales by EMPIRICA for each of the Therapeutic Products or Diagnostic Products.

If EMPIRICA provides the Representative of the INSTITUTIONS with reasonably satisfactory evidence that it is required to license a Third Party’s technology in order to commercialize the Licensed Invention, then, upon written approval by the INSTITUTIONS, EMPIRICA shall be entitled to deduct such Third Party royalties from the INSTITUTIONS’ Products Royalty Payments up to a maximum of [***] of the INSTITUTIONS’ Royalty Payments, provided that in no event shall such Royalty Payments be less than [***] for annual Net Sales.

3.3	Sub-License Fee Payments

3.3.1	Sub-License Fees. In the event of sub-licensing, EMPIRICA shall pay to the Representative of the INSTITUTIONS [***] on all non-royalty payments received by EMPIRICA from the Sub-Licensee for each of the Therapeutic Products as set out below:

(i)	All cumulative payments received by Empirica up to and including [***];

(ii)	All cumulative payments received by Empirica after [***];

(iii)	All cumulative payments received by Empirica after [***];

(iv)	All cumulative payments received by Empirica [***];

(v)	All cumulative payments received by Empirica [***]

; and

(vi)	All cumulative payments received by Empirica [***].

Sub-License Fees accrued to the Institutions at the amount specified by milestone (i), (ii), and (iii) defined here in Section 3.3.1 for each of the Therapeutic Products prior to sub-licensing and are payable by Empirica upon entering into a definitive sub-license agreement.

3.3.2	Sub-License Royalties. Where Net Sales Revenue-based royalties are paid in accordance with a Sublicense, the INSTITUTIONS shall receive [***] flow through Product Royalty Payments from Empirica to a maximum of [***] of Net Sales.

3.4	Reports. EMPIRICA shall use Commercially Reasonable Efforts to develop, promote, market and sell Therapeutic Products or to sub-license Licensed Inventions or Therapeutic Products to a commercial partner in accordance with the terms of this Agreement.

3.4.1	Status Reports. Subject to any applicable federal, provincial, or state privacy laws or regulations, EMPIRICA shall provide the Representatives of the INSTITUTIONS with the following reports within thirty (30) days following each Calendar Year during the Term:

(a)	a commercialization status report for each of the Therapeutic Products, disclosing a summary of regulatory, marketing and sales progress (containing sufficient detail acceptable to Representatives of INSTITUTIONS, acting reasonably) obtained during the preceding twelve (12) month period;

(b)	an updated business plan as it relates to the portfolio of Therapeutic Products; and

(c)	a written disclosure of all EMPIRICA Improvements (if any).

together the “Annual Reports”

If any of the Therapeutic Products are available for sale at the end of the relevant Annual Period, the corresponding Annual Report for said Therapeutic Products shall not be required.

3.4.2	Sales Reports. EMPIRICA shall report to the Representatives of the INSTITUTIONS the date of the First Commercial Sale in each country of the Territory of any Therapeutic Products on which Royalty Payments are payable hereunder within [***] after each such occurrence. Following the First Commercial Sale, EMPIRICA shall deliver to the Representatives of the INSTITUTIONS, within [***] after the end of each Reporting Period, a report under this Section 3.54, which report shall be certified as correct by an officer of EMPIRICA and shall contain at least the following information as may be pertinent to a royalty accounting and fees payable hereunder for the immediately preceding Reporting Period:

(a)	the quantity of Therapeutic Products on which any Royalty Payments or Sub-License Royalty Payments is payable hereunder sold by EMPIRICA, its Affiliates and Sub-Licensees in each country;

(b)	calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of offsets and deductions as permitted under the definition of Net Sales (provided that in the case of sub-licenses, this obligation shall apply only to the extent such itemized listing of permitted offsets and deductions is available from Sub-Licensees under the terms of the relevant sub-license);

(c)	total royalties payable on Net Sales in US dollars, together with the exchange rates and sources for such rates used for conversion; and

(d)	Sub-License Fee Payments and any other fees due to the INSTITUTIONS under this Agreement.

If no amounts are due to the INSTITUTIONS for any Reporting Period, the report shall state so.

3.5	Accounting and Records

(a)	The Royalty Payments and the Sub-License Fee Payments (collectively the “Fees”) under Sections 3.2 and 3.3 are to be paid by EMPIRICA to CCAB on a semi-annual basis and shall be made within ninety (90) days following the last day of each Semi-annual Period in which such Fees become due and payable pursuant to this Agreement. For clarity, Therapeutic Products shall be deemed to have been sold under this Agreement (and under any sub-license) when Therapeutic Products are delivered and payment is received by EMPIRICA.

(b)	The Parties acknowledge that the royalties and fees payable hereunder for all sales of Therapeutic Products within Canada are subject to tax under Part IX of the Excise Tax Act (Canada) (“GST/HST”). The INSTITUTIONS is registered to collect GST/HST under registration number R108162330 for UT and R119035988 for MAC. EMPIRICA hereby agrees to provide to the Representatives of INSTITUTIONS a statement as to EMPIRICA applicable value-added tax status and to remit such amounts to the INSTITUTIONS as required by law.

(c)	Fees paid to the INSTITUTIONS shall be free and clear of all taxes, except those taxes EMPIRICA is required by law to withhold.

(d)	EMPIRICA agrees to keep complete and maintain accurate books of account in which the particulars of all sales of the Therapeutic Products are recorded in sufficient detail to enable Fees payable to be determined.

(e)	The INSTITUTIONS’ authorized Representatives shall have the right at any time, upon ten (10) days prior written notice, to audit EMPIRICA’s books and accounting records and any documents or other materials in the possession or under the control of EMPIRICA relating to the sales and accounting, but only with respect to the Therapeutic Products. The Representatives of the INSTITUTIONS reserve the right to confirm any information gleaned in the course of such audit with any Person that has purchased any Therapeutic Products from EMPIRICA to verify the accuracy of EMPIRICA’s calculation of Fees and compliance with this Agreement. EMPIRICA shall preserve and make available to the Representatives of INSTITUTIONS all relevant books and records, documents, contracts, and other data (including reports of audits undertaken by EMPIRICA of the books and records of its own Sub-Licensees) for a period of six (6) years from the date of each record.

(f)	In the event that any audit of the books and records of EMPIRICA reveals an error in excess of [***] to the detriment of the INSTITUTIONS, which can be independently verified by a Third Party auditor at the option of EMPIRICA, then EMPIRICA shall bear all the costs of the audit and pay all outstanding amounts forthwith, together with interest thereon as calculated under Subsection 3.5 (g).

(g)	Interest shall be payable on any amounts owing which are not paid when due, at the Prime Rate plus [***] per annum, compounded monthly. The payment of interest shall be in addition to the amounts owing when due. Default of payment of interest shall constitute a material breach and be subject to termination provisions as provided in Section 6.2.

Article 4
INTELLECTUAL PROPERTY

4.1	Ownership

All of the Licensed Inventions and Therapeutic Products, including all Intellectual Property Rights associated therewith, but excluding EMPIRICA Improvements, shall be exclusively owned by the INSTITUTIONS. Nothing herein shall grant any ownership rights whatsoever in the Licensed Inventions or Therapeutic Products to EMPIRICA, its Affiliates, or any of its Sub-Licensees.

In the event of termination of this Agreement for any reason, EMPIRICA hereby grants a non-exclusive license to INSTITUTIONS to use any EMPIRICA Improvements necessary for INSTITUTIONS to pursue commercialization of Therapeutic Products with any Third Party.

4.2	Know-how

(a)	The Representatives of INSTITUTIONS shall furnish a concise written summary of the relevant Know-how to EMPIRICA within thirty (30) days following the Effective Date, and will use Best Efforts to provide complete relevant documentation respecting Patents within the first sixty (60) days, together with all information that is reasonably necessary for understanding the Licensed Inventions, to the extent that such exists and is within the control of the INSTITUTIONS, along with oral explanations of the Know-how, as requested by EMPIRICA, and of any unwritten Confidential Information.

(b)	EMPIRICA shall be deemed to have received all necessary production and disclosure under this Section 4.2, if EMPIRICA has not notified the Representatives of INSTITUTIONS within one hundred and twenty (120) days after the Effective Date that complete disclosure has not occurred. In the event that EMPIRICA has not received all necessary deliverables it shall so notify the Representatives of INSTITUTIONS in writing in advance of the expiry of the one hundred and twenty (120) days and indicate what additional documentation is required. The Representatives of INSTITUTIONS will use Best Efforts to comply with any additional documentation requests in a timely manner.

4.3	Patents and Patent Applications

(a)	EMPIRICA shall bear the full costs and responsibility to file, prosecute, and maintain the Patents in accordance with its Best Efforts and standard practices, including payment of all Patents prosecution and maintenance fees.

(b)	EMPIRICA undertakes to keep the Representatives of INSTITUTIONS reasonably and promptly advised of the progress of prosecution and of any actions EMPIRICA proposes to take or has taken in connection with the prosecution or maintenance of the Patents. EMPIRICA will ensure the Representatives of INSTITUTIONS and CCAB are copied on all correspondence with patent counsel and patent offices and all actions issued by patent authorities and shall use Best Efforts to incorporate, any comments, remarks or suggestions the Representatives of

INSTITUTIONS and CCAB may promptly provide to EMPIRICA in writing at least ten (10) days prior to any due date established by EMPIRICA for preparation of a response or amendment and in all cases thirty (30) days prior to any patent office action due dates of which it becomes aware. EMPIRICA shall correspond with INSTITUTIONS and CCAB and not directly with Inventors with respect to the Patents and Patent Applications unless otherwise agreed by the INSTITUTIONS.

(c)	Nothing contained in this Agreement (including, without limitation, the provisions of this Section 4.3) shall interfere with, amend or supersede any obligations of the Inventors to the respective INSTITUTIONS (or the obligations of INSTITUTIONS to the Inventors) which exist under contract as of the date hereof.

(d)	The INSTITUTIONS undertake to sign all documents necessary to fully assign the Patents and Patent Applications identified in Schedule “B” to EMPIRICA, subject to the INSTITUTION’s continued license to use for non-commercial purposes, upon the occurrence of either of the following triggering events:

(i)	Upon the successful completion of good faith negotiations for such assignment, not to occur prior to EMPIRICA securing confirmed financing and/or capital investment in the total amount of Eight Million Dollars ($8,000,000) and provides the INSTITUTIONS with proof of said financing/investment; or

(ii)	EMPIRICA enters into a binding agreement to sell or transfer all of its assets or business to a solvent Third Party with the means to continue the Commercially Reasonable Efforts to develop Licensed Products and agrees to assume the obligations outlined in this Agreement (including payment and reporting obligations to the INSTITUTIONS) and provides a copy of binding agreement to both UT and MAC.

4.4	Improvements

(a)	Subject to Section 4.1, all EMPIRICA Improvements, and any Intellectual Property Rights specifically associated therewith, shall be owned exclusively by EMPIRICA.

(b)	If EMPIRICA produces or has produced any EMPIRICA Improvements, then EMPIRICA shall grant an exclusive license to the INSTITUTIONS to use all EMPIRICA Improvements for non-commercial research, educational and administrative purposes.

(c)	In the event that UT or MAC obtains commercialization rights in relation to any modifications, enhancements, upgrades or additions to the Licensed Inventions (“INSTITUTIONS Improvements”), then UT or MAC shall promptly inform, EMPIRICA in confidence, and EMPIRICA shall have an exclusive option to obtain a commercial license to use such INSTITUTIONS Improvements on terms to be negotiated, such right being subject to any third-party rights. Within sixty (60) days following the date of the disclosure of INSTITUTIONS Improvements to EMPIRICA, EMPIRICA shall notify UT or MAC in writing indicating whether or not EMPIRICA will exercise this option. Should the sixty (60) days elapse without EMPIRICA responding to UT or MAC, EMPIRICA shall be deemed to have rejected this option in relation to the INSTITUTIONS Improvements and UT or MAC shall have an unfettered right to offer licenses in such INSTITUTIONS Improvements at its discretion, provided that such licenses will not infringe or violate the exclusive rights granted under this Agreement to EMPIRICA.

4.5	Infringement

(a)	EMPIRICA will notify the Representatives of INSTITUTIONS promptly upon becoming aware of any claim or assertion by a Third Party that any Licensed Products or Therapeutic Products infringe or are otherwise in violation of a Third Party’s Intellectual Property Rights. The Parties shall promptly appoint a Representative to enter into discussions with the Third Party to determine the existence and extent of the alleged infringement and determine the Parties’ mutually agreed course of action. Each Party will absorb its own costs of the discussions and any legal representation.

(b)	EMPIRICA and the INSTITUTIONS may agree to jointly defend or pursue litigation, but neither of them shall bind or commit the other to any course of action which involves liability for legal costs, expenses or damages. If EMPIRICA and the INSTITUTIONS agree to jointly defend or pursue litigation, then the Parties will agree in advance on their level of participation (including, but not limited to, the funding and time to be provided by each Party) in any such claim, action or proceeding, and each Party will absorb its own costs in relation to any such claim, action or proceedings. The Parties acknowledge and agree that they shall share anything awarded by a court or paid as a settlement by a Third Party in proportion to each Party’s level of participation as mutually agreed in advance. If EMPIRICA and the INSTITUTIONS fail to agree within a reasonable time as to any joint course of action which might be taken, then either of them may take or defend proceedings independently and shall be entitled to retain anything awarded to it by a court, or paid to it as a settlement by the Third Party. Where EMPIRICA or UT or MAC wishes to act independently or the Parties are unable to agree on a joint defense, but formalities require participation of the other, then the other shall join in the proceeding to the extent necessary for formalities. Each will cooperate with the other in making available all necessary documents and witnesses for any legal proceedings, subject to the prompt re-imbursement by the requesting Party of any out-of-pocket expenses. If EMPIRICA or UT or MAC proceed unilaterally, it shall indemnify the others for reasonable legal costs for representation that is reasonably necessary and for any court-ordered payments. Neither EMPIRICA nor the INSTITUTIONS shall settle any such claim without the prior written consent of the other, such consent not to be unreasonably withheld.

4.6	Confidentiality

(a)	All Confidential Information will remain the property of its owner or the Party that disclosed it under a duty of confidence, as the case may be.

(b)	For the Term of this Agreement, and for a period of five (5) years from its termination or expiry, each Party agrees to maintain in confidence all Confidential Information disclosed with the same degree of care as it normally takes to preserve its own Confidential Information of similar grade, but in any event, no less than a reasonable degree of care.

(c)	Each Party may only disclose Confidential Information to Persons with a “need to know” who shall be made aware of and be required to observe and comply with the covenants and obligations contained herein, and the Confidential Information shall only be used to carry on or facilitate the business of EMPIRICA as contemplated under this Agreement.

(d)	A Party may disclose Confidential Information pursuant to the requirements of a government agency or pursuant to a court order, provided, that the Party shall take all reasonable steps, including, but not limited to seeking of an appropriate protective order to preserve the confidentiality of the Confidential Information provided.

(e)	If this Agreement is terminated for any reason, any Party in receipt of Confidential Information shall, at the request of the party that furnished the Confidential Information, promptly deliver or destroy all Confidential Information of the disclosing Party without retaining copies thereof, except that the receiving Party may retain one (1) archival copy of written Confidential Information for the purpose of the receiving Party’s monitoring its obligations under this Agreement.

(f)	In the event that a Party becomes aware of, or perceives any threat that, any Confidential Information may be disclosed contrary to the provisions of this Section 4.6, or in the circumstances referred to in Subsection 4.6(d), such Party shall immediately provide written notice thereof to the other Party.

Article 5

REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1	Representations and Warranties of Parties

The representations of EMPIRICA and the INSTITUTIONS to each other are as follows:

(a)	EMPIRICA is a corporation duly organized, validly existing and in good standing, and it has the right and authority to enter this Agreement, and do all acts and things as required or contemplated to be done, observed and performed by it hereunder.

(b)	UT and MAC are corporations duly organized, validly existing and in good standing, and they have the right and authority to enter this Agreement and the right to grant the license as provided herein and that such grant is not in conflict with any other agreement to which it is a party.

(c)	The execution, delivery and performance of this Agreement does not contravene any law, rule or regulation of any Party or of the jurisdiction in which that Party is incorporated or organized.

5.2	Disclaimers

EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 5.1, THE TECHNOLOGY AND ALL OTHER INTELLECTUAL PROPERTY RIGHTS GRANTED UNDER THIS AGREEMENT ARE SUPPLIED AND LICENSED TO EMPIRICA BY THE INSTITUTIONS ON AN “AS IS” BASIS, AND THE INSTITUTIONS, INVENTORS, AND BENEFICIARIES DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE TECHNOLOGY AND ALL OTHER INTELLECTUAL PROPERTY RIGHTS GRANTED UNDER THIS AGREEMENT INCLUDING WITHOUT LIMITATION:

(a)	ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS AS TO THE PATENTABILITY, VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE PATENT CLAIMS OF THE LICENSED INVENTIONS, WHETHER ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE;

(b)	ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS THAT ANY USE OR EXPLOITATION OF THE INTELLECTUAL PROPERTY RIGHTS IN THE LICENSED INVENTIONS OR ANY LICENSED PRODUCTS OR THERAPEUTIC PRODUCTS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; AND

(c)	ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS AS TO QUALITY, MERCHANTABILITY, OR FITNESS OF THE LICENSED INVENTIONS FOR ANY PARTICULAR PURPOSE.

5.3	Indemnity

(a)	EMPIRICA shall defend and hold harmless and indemnify the INSTITUTIONS and all Beneficiaries, from and against all claims, threats, loss, liabilities, damages, fees or expenses, including reasonable attorney’s fees, (individually a “Claim” and collectively the “Claims”) by reason or arising out of any acts or failure to act by or out of any use of the Licensed Inventions or a Licensed Products or a Therapeutic Products by EMPIRICA, its Affiliates, or any Sub-Licensee(s) or their respective servants, agents, Affiliates, officers, directors, stock-holders, employees or customers.

(b)	Notwithstanding anything contained in this Subsection 5.3: (i) EMPIRICA shall not be entitled to settle any Claim against any one or more Beneficiaries in respect of which such Claim has been made without the prior written approval of the Representatives of the INSTITUTIONS, which approval shall not be unreasonably withheld; (ii) EMPIRICA shall consult with the Representatives of the INSTITUTIONS and shall keep the INSTITUTIONS reasonably informed with respect to all Claims in respect of which indemnification may be sought hereunder; and (iii) EMPIRICA shall not be required to indemnify the INSTITUTIONS, to the extent allowed by law where such Claim is caused by the gross negligence or willful misconduct of the INSTITUTIONS, or to the extent that contributory negligence on the part of the INSTITUTIONS is found to have occurred.

(c)	The indemnity provided herein shall survive any termination or assignment of this Agreement subject to any prescription rights available to the EMPIRICA under the Limitations Act, 2002. EMPIRICA acknowledges that the INSTITUTIONS are entering this Agreement and obtaining the foregoing indemnification on their own behalf and also on behalf of the other Beneficiaries and are holding the rights contained in this Subsection 5.1 in trust for the other Beneficiaries.

5.4	Insurance

(a)	EMPIRICA, at its own expense and at all times during the term of this Agreement, and for the duration of its indemnity obligations which survive the expiration or premature termination of this Agreement pursuant to Section 6.2 hereof, shall carry and maintain in full force and effect comprehensive general liability insurance, in an amount that is commercially reasonable and customary for a party engaged in the business activities in which EMPIRICA is engaged, that covers the

INSTITUTIONS in any and all Claims brought in a form and with a carrier satisfactory to the INSTITUTIONS. Prior to execution of the Agreement, EMPIRICA shall provide an insurance certificate to the INSTITUTIONS for review, and the INSTITUTIONS shall provide a written notice that EMPIRICA has satisfied the general liability insurance requirement.

(b)	Prior to initiation of clinical trials and/or with the achievement of the First Commercial Sale or a sub-license agreement with a Third Party, EMPIRICA shall agree to amend such general liability insurance to include product liability provisions, in a form and with a carrier satisfactory to the INSTITUTIONS. The lower limit of such policy shall be [***] per incident and [***] annual aggregate unless the INSTITUTIONS specifically agrees in writing to such lesser amount.

(c)	The coming into force of this Agreement is conditional upon the INSTITUTIONS having reviewed a certificate of insurance from the relevant insurance company, in a form acceptable to the INSTITUTIONS, acting reasonably, evidencing EMPIRICA’s compliance with the provisions of this Section 5.4. Such policy shall contain an endorsement by the insurer providing that it shall not be cancelled or amended without thirty (30) days prior notice to the INSTITUTIONS. EMPIRICA shall provide a certificate of such insurance to the INSTITUTIONS annually hereafter on the anniversary of the Effective Date.

5.5	Limitation of Liability

(a)	IN NO EVENT SHALL THE INSTITUTIONS NOR ANY OF THEIR DIRECTORS, OFFICERS, CONTRACTORS, EMPLOYEES OR AGENTS BE LIABLE TO EMPIRICA, ITS AFFILATES, ANY SUBLICENSEES AND THEIR RESPECTIVE REPRESENTATIVES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR EXPENSES OF ANY TYPE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOST PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, LOST BUSINESS, LOST SAVINGS, OR INJURY TO PROPERTY) ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE USE OF THE TECHNOLOGY BY EMPIRICA, ITS AFFILIATES OR SUB-LICENSEES, WHETHER SUCH DAMAGES OR EXPENSES ARISE OUT OF BREACH OF CONTRACT (INCLUDING FUNDAMENTAL BREACH), OR TORT OR ON ANY OTHER STATUTORY OR COMMON LAW BASIS, EVEN IF THE INSTITUTIONS OR ANY OF ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)	IN NO EVENT SHALL INSTITUTION’S TOTAL LIABILITY FOR ALL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT-MATTER EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO THE INSTITUTIONS BY EMPIRICA UNDER THIS AGREEMENT UP TO THE DATE OF SUCH LIABILITY BEING ESTABLISHED BY A FINAL DECISION OF A COURT OF COMPETENT JURISDICTION.

(c)	The Parties acknowledge and agree that the exclusions of liability contained herein reflect the allocations of risk between the Parties and the price of the Licensed Inventions, and accordingly are reasonable and appropriate in the circumstances and were a material factor in determining the Fees payable hereunder.

Article 6
TERM AND TERMINATION

6.1	Term

This Agreement shall come into effect upon the Effective Date, and unless earlier terminated in accordance with Subsection 6.2, shall terminate on the last to expire Valid Claim within the Licensed Inventions covering such Licensed Products or Therapeutic Products in such country.

6.2	Termination

(a)	EMPIRICA retains the right to terminate this Agreement at any time by providing the Representatives of the INSTITUTIONS with thirty (30) days’ prior written notice.

(b)	The occurrence of any one or more of the following events shall constitute an event that allows for the termination of this Agreement by the INSTITUTIONS and shall, in addition to any other right or remedy the INSTITUTIONS may have, permit the INSTITUTIONS to immediately terminate this Agreement if

(i)	any order is made or a resolution passed for the winding-up of the Empirica or if a petition (voluntary or involuntary) is filed under the Bankruptcy and Insolvency Act (Canada) against Empirica or an authorized assignment for the benefit of creditors is made by Empirica or if a receiver or agent is appointed by or on behalf of a secured creditor of the Licensee or pursuant to a court order or an application is made under the Companies’ Creditors Arrangement Act (Canada) or notice of intention to make a proposal is filed or a proposal is made by Empirica to its creditors under the Bankruptcy and Insolvency Act (Canada);

(ii)	an encumbrancer, whether permitted or otherwise, takes possession of any substantial part of the assets of EMPIRICA, or any process of a court, execution, distress, or analogous process becomes enforceable or is enforced against any substantial part of the assets of EMPIRICA and EMPIRICA is not instituting proceedings to vacate or lift such execution, distress or analogous process;

(iii)	EMPIRICA ceases or threatens to cease to carry on its business, commits any act of bankruptcy, becomes insolvent, proposes a compromise or arrangement to its creditors or makes an unauthorized sale in bulk of its assets; or

(iv)	EMPIRICA is liquidated, dissolved or its corporate charter expires or is revoked.

(c)	This Agreement may also be terminated by the INSTITUTIONS for material breach of any provision hereof by EMPIRICA upon thirty (30) days prior written notice to EMPIRICA, specifying the breach and the cure in sufficient detail to enable EMPIRICA to respond appropriately, provided, that if EMPIRICA cures the breach within such thirty (30) day period, the Agreement shall continue in full force and effect.

(d)	Termination as set forth in this Section 6.2 shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. Each of Sections 1.1 (Definitions); 2.3 (Reserved Rights); 2.4 (License Restrictions); 3.5 (Accounting and Records); 4.1 (Ownership); 4.4 (Improvements); 4.6 (Confidentiality); 5.3 (Indemnity); 5.4 (Insurance); 5.5 (Limitation of Liability); Subsection 6.2(d) (Survival); Section 6.3 (Effect of Termination); and Article 7 (General Provisions) shall survive termination of this Agreement.

6.3	Effect of Termination

Upon termination of this Agreement:

(a)	EMPIRICA, its Affiliates, and all Sub-Licensees shall immediately cease use of the Licensed Inventions and sale of any Licensed Products or Therapeutic Products. Patients who have begun receiving any Therapeutic Products as treatment may continue to receive the Therapeutic Products as per the physician recommendation until the end of the treatment course. Subject to the IP Rights Management Agreement referenced below, joint IP rights can be practiced in accordance with the patent law of the corresponding jurisdiction.;

(b)	Within a commercially reasonable period of time, the Parties shall enter into an IP Rights Management Agreement in respect of any jointly-owned

Intellectual Property Rights, which shall govern the management and administration of any such jointly-owned Intellectual Property Rights;

(c)	EMPIRICA shall pay promptly all amounts it owes hereunder to the INSTITUTIONS;

(d)	EMPIRICA shall assign any and all sub-licenses granted under this Agreement to the INSTITUTIONS;

(e)	subject to Subsection 4.6 (e), EMPIRICA shall return to the respective INSTITUTIONS all Confidential Information; and

(f)	upon termination, EMPIRICA, or its successor(s), or its assignee(s) will immediately assign back to the INSTITUTIONS all Patents identified in Schedule “B” that were assigned, excluding any jointly-owned Intellectual Property Rights, which shall be subject to the IP Rights Management Agreement to be entered into pursuant to paragraph (b) above.

Article 7
GENERAL

7.1	Time

Time is of the essence of each provision of this Agreement.

7.2	Assignment and Sub-Licenses

(a)	Neither Party may sell, assign, Encumber, license or otherwise transfer any of its rights, duties or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)	EMPIRICA may assign this Agreement in conjunction with a) a corporate reorganization; or b) a sale or transfer of all or substantially all of its business or assets associated with the subject matter hereof provided that the assignee accepts in writing all the terms and conditions of this Agreement, and EMPIRICA notifies the Representatives of the INSTITUTIONS of any such assignment, providing details thereof, and the INSTITUTIONS provides consent to do so, where such consent not to be unreasonably withheld.

(c)	EMPIRICA is responsible for any and all activities of any Sub-Licensee and the Sub-Licensees shall adhere to all confidentiality, indemnity and insurance requirements set forth in this Agreement. No sub-license granted by EMPIRICA shall be less favorable with respect to any term or condition to the INSTITUTIONS than the license granted herein. Further

EMPIRICA shall be vicariously liable for any breaches of the obligations under this Agreement in connection with the activities of a sub-licensee.

7.3	Notices

Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered personally or sent by prepaid registered mail to its address or by confirmed email or telecopier to the number and to the attention of the person set forth below:

(a)	In the case of a notice to EMPIRICA:

EMPIRICA THERAPEUTICS INC.

Attention: Dr. Sheila Singh
E-mail: [***]

(b)	In the case of a notice to the INSTITUTIONS:

The Governing Council of the University of Toronto
Banting Institute,
100 College Street, Room 413,
Toronto, Ontario
M5G 1L5
Canada

Attention: Jennifer Fraser
E-mail: commercialization@utoronto.ca
Telecopier No: (416) 978-6052
With copy to: [***]

McMaster University
1280 Main Street West,
Hamilton, ON
L8S 4K1, Canada

Attention: Jae-Ho Yoo
Email: [***]

(c)	In the case of a notice to CCAB

The Centre for the Commercialization of Antibodies and Biologics
Banting Institute,
100 College Street, Room 80,
Toronto, Ontario
M5G 1L5

Attention: Robert Verhagen
Email: robert.verhagen@ccabcanada.com

Each notice sent in accordance with this Subsection 7.3 shall be deemed to have been given and received:

(i)	if delivered, on the day it was delivered if received within normal business hours;

(ii)	if mailed, on the fifth (5th) business day following the date on which it was mailed, unless an interruption of postal services occurs or is continuing on or within the five (5) business days after the date of mailings in which case the notice shall be deemed to have been received on the fifth (5th) business day after postal service resumes;

(iii)	if sent by e-mail or telecopier, on the day it was received, or on the first (1st) business day thereafter if the day on which it was sent was not a business day or outside normal business hours.

Either Party may, by notice to the other, given as aforesaid, designate a changed address e-mail address, or telecopier number.

7.4	Severability

In the event any term or any part of any term of this Agreement is determined to be void or unenforceable, such term or part of a term shall be considered separate and severable from this Agreement and the remaining terms shall continue in full force and effect.

7.5	Governing Law & Attornment

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Subject to Section 7.6, each Party hereby attorns and submits to the exclusive jurisdiction of the Ontario Superior Court of Justice in any action or proceeding arising out of or relating to this Agreement. Further, each Party hereby agrees that service may be made on any Representative of the Parties hereto, whether in Toronto or elsewhere. Finally, each Party hereby agrees that all such claims in respect of such actions or proceedings shall be heard and determined in Toronto in such Ontario court. Notwithstanding any of the foregoing, the Parties acknowledge that a Patent is governed by the laws of its granting jurisdiction.

7.6	Conflict Resolution

(a)	Each Party forthwith following the execution of this Agreement will nominate a Representative to form a committee to address any and all conflicts between the Parties hereto pursuant to the terms of this Agreement (the “Committee”). Each Party may change its Representative on the Committee at any time upon written notice to the other Party.

(b)	If a disagreement between the Parties arises about any matter which is the subject matter of this Agreement, then the aggrieved Party may give written notice to the responding Party and the Committee clearly setting out the matter of contention. The Parties shall have twenty (20) days to resolve their disagreement. If they cannot resolve the disagreement within the said time frame, they shall refer it to the Committee which shall then have ten (10) days to work with both Parties to try and resolve the conflict.

(c)	If the Committee cannot resolve the conflict within the time period set out above, then the conflict shall be resolved according to Section 7.5 hereof, unless the parties agree to an alternative dispute resolution process, such as mediation or arbitration.

7.7	Further Assurances

The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

7.8	Waiver of Rights

No failure or delay on a part of a Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or future exercise thereof or the exercise of any other right, power or remedy. No waiver by a Party of a default under this Agreement shall operate against that Party as a waiver of such default unless made in writing and signed by an authorized officer of that Party.

7.9	Relationship of the Parties

(a)	The relationship of EMPIRICA to either UT or MAC is that of an independent contractor and neither EMPIRICA nor its agents or employees shall be considered employees of UT or MAC, unless such personnel have an existing employee relationship with either UT or MAC outside of this Agreement. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between EMPIRICA and the INSTITUTIONS.

(b)	A Party will not use the name of any other Party, nor any member of such Party’s staff in any advertising or publicity without the prior written approval of an authorized Representative of the body whose name is to be used. However, a Party may notify others of the fact that this Agreement is in effect and of the name of the Parties involved.

7.10	Force Majeure

No Party shall be liable to any other party for delay or failure in the performance of any of its obligations hereunder if such failure is caused by Force Majeure, as hereinafter defined. “Force Majeure” means any act of God, action or failure to act of any government or governmental or regulatory authority, failure of supplies, materials, equipment, labour or transportation being provided by any other person, power failure or shortage, strike, lockout, work slowdown or stoppage, accident, fire, flood, explosion, storm, other natural occurrence, sabotage, act of terrorism, cyberattack, or other event beyond the control of the relevant party.

7.11	Rights and Remedies

In the event that any Party should breach or violate any covenant or obligation in this Agreement, the non-breaching Party shall be entitled, subject to Section 7.6 hereof, to exercise any right or remedy available to it at law. Such rights shall include, without limitation, termination of this Agreement, and damages.

7.12	Entire Agreement

This Agreement, including all attached Schedules which are hereby incorporated by reference, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and neither Party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. Any amendment to this Agreement shall not be effective unless it is in writing and signed by the duly authorized signing officers of each Party.

7.13	Electronic or Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party in .pdf format by e-mail, or by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such e-mail or facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

7.14	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, together, shall constitute one and the same instrument.

7.15	Succession

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective heirs, executors, administrators and other legal Representative and, to the extent permitted hereunder, their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date in a legally binding manner.

EMPIRICA THERAPEUTICS		THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

By:	/s/ Sheila Singh	By:	/s/ Jennifer Fraser
	(Signature)		(Signature)

Name:	Sheila Singh, MD, PhD, FRCS	Name:	Jennifer Fraser, MSC, MBA

Title:	CEO	Title:	Director, Innovations

MCMASTER UNIVERSITY

By:	/s/ Gay Yuyitung
(Signature)

Name:	Gay Yuyitung

Title:	Director, McMaster Industrial Liaison Office

Acknowledged by:
THE CENTRE FOR THE COMMERCIALIZATION OF ANTIBODIES AND BIOLOGICS

By:	/s/ Robert Verhagen
(Signature)

Name:	Robert Verhagen

Title:	CEO

schedule “A”
Option to License And Term Sheet

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SCHEDULE “B”
LICENSED INVENTIONS

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